EXHIBIT 99.1

Cannae Holdings and Senator Investment Group Submit Proposal to Acquire CoreLogic

Proposal to Acquire Company for $65.00 Per Share in Cash – Representing a 37% Premium Over Unaffected Stock Price

Cannae and Senator Jointly Own Approximately 15% Interest in CoreLogic

Cannae’s Bill Foley is a Uniquely Qualified Buyer Who Would Strengthen the Business to Benefit All Stakeholders

Call on CoreLogic Board to Promptly Hire Advisors and Form a Special Committee to Negotiate with Cannae and Senator

If Board is Unwilling to Engage, Senator and Cannae are Prepared to Take All Steps Necessary to Benefit Shareholders – Including Calling a Special Meeting

LAS VEGAS AND NEW YORK, June 26, 2020 – Cannae Holdings, Inc. (NYSE: CNNE), (“Cannae”) and Senator Investment Group, LP (“Senator”), which, directly or through affiliated entities, jointly own or have an economic interest equivalent to approximately 15% of the outstanding shares of CoreLogic, Inc. (NYSE: CLGX), (the “Company”) today sent a letter to the Company’s Board of Directors outlining a proposal to acquire CoreLogic for $65.00 per share in cash.

The full text of the letter follows:

June 26, 2020

Board of Directors
CoreLogic, Inc.
40 Pacifica, Suite 900
Irvine, CA 92618
Attention: Paul Folino, Chairman

Dear Members of the Board:

We are writing to you on behalf of Cannae Holdings, Inc. and Senator Investment Group, LP (collectively, “we”) which, directly or through our affiliated entities, jointly own or have an economic interest equivalent to approximately 15% of the outstanding common stock of CoreLogic, Inc. (the “Company”). We are pleased to submit this proposal to acquire the Company for $65.00 per share in cash, representing approximately $7 billion in total enterprise value. Senator firmly believes this proposal is in the best interest of all stakeholders and therefore has partnered with Cannae and its affiliates to help achieve this transaction by committing to support it from both a governance and financial perspective. Given our substantial equity stake in the Company, we are required to make the existence and contents of this letter public.

Bill Foley is a Uniquely Qualified Buyer Who Will Strengthen the Business for All Constituencies and is Offering Full Value to Current Shareholders

We have followed the Company closely and have spent the last nine months performing extensive “outside-in” due diligence. Despite its strong market position as a provider of data and analytics for the real estate and mortgage industries, we believe the Company will not achieve its full potential under its current strategic plan. We therefore believe the proposed transaction is in the best interests of all the Company’s stakeholders.

Cannae and its affiliates in the proposed transaction are led by William P. Foley II (Bill Foley), a preeminent operator and investor with an established track record of successful acquisitions and value creation. Under Bill Foley’s leadership, we would seek to reignite growth at CoreLogic, increase operating efficiency, and improve overall allocation of scarce capital resources. Bill Foley has extensive experience transforming similar businesses and is uniquely positioned to strengthen the Company’s customer, financial, and employee relationships.

We are offering a compelling premium to shareholders in cash at a time of considerable macroeconomic uncertainty. Our all-cash proposal represents a premium that is 37% in excess of the Company’s unaffected stock price and 34% in excess of the Company’s 30-day volume-weighted average price1.

As one of the largest shareholders in the Company, we believe this proposal delivers full value to shareholders and is well in excess of what the Company can achieve under its current plans. This belief is demonstrated by the fact that we are offering shareholders, in a transaction we are prepared to close within a few months, a premium that is greater than the 26% share price appreciation it took the Company the past five years to accomplish.

Structure and Financing of the Proposal

Cannae and its affiliates propose to acquire 100% of the outstanding shares of CoreLogic for $65.00 per share in an all-cash transaction. Cannae expects to finance the transaction and its related fees and expenses with a combination of equity investment that has already been spoken for in the amount of approximately $3.6 billion and third-party debt financing. Senator also expects to participate as an investor in the transaction. We are highly confident in our ability to secure the entirety of the debt financing required in connection with the transaction from a large national bank. Any definitive merger agreement that we may ultimately execute will not contain any financing contingencies.

Diligence and Timing

We expect that we would be able sign a definitive merger agreement and announce the transaction within one month after the Company provides access to relevant diligence materials. We already have committed significant time and resources to this proposal and the transaction. Cannae has engaged Trasimene Capital Management, LLC, as financial advisor. Cannae has engaged Weil, Gotshal & Manges LLP and Senator has engaged Cadwalader, Wickersham & Taft LLP as legal counsel.
We are prepared to move quickly to reach signing of definitive agreements and believe that, once signed, we will be able to consummate the transaction within two to three months.

Next Steps

We believe there will be substantial shareholder support for this proposal and that it represents a great outcome for the Company and its stakeholders. As such, we expect the Board will promptly retain well-regarded advisors and form a special committee to negotiate with us regarding our proposal.

We were disappointed to see the Company take the highly unusual step of raising quarterly guidance five days before the end of the quarter and suspect this was a defensive move in light of the high trading volume and knowledge of our interest in the Company. Nonetheless, we are optimistic that we can still engage constructively with the Board. Please understand, however, as demonstrated by our sizable investment in the Company, that we are committed to this transaction. Senator has conducted a thorough study of the Company’s governance documents and the remedies available to all shareholders and is prepared to exercise our rights, including by calling a special meeting and soliciting proxies, for the benefit of the Company’s shareholders should that be necessary.
We welcome the opportunity to discuss this proposal with the Board. We hope you share our enthusiasm and look forward to a prompt and favorable reply.

Sincerely,

Cannae Holdings, Inc. Richard N. Massey Chief Executive Officer	Senator Investment Group, LP Quentin Koffey Partner
1 Referencing June 15, 2020 closing price of $47.57. Given our substantial equity stake in the Company and the fact that we have regularly been in excess of 20% of the trading volume, we have undoubtedly had a significant positive impact on the stock price. Market speculation around the Company picked up notably after June 15th as evidenced by Gordon Haskett Research Advisors publishing notes on June 16th and on June 17th speculating about the volume and share price movements. Since June 15th the Company’s trading volume has risen more than 2.6x while peer volumes are flat, and the Company’s stock price has increased 13% vs. peers. Furthermore, in these past weeks Cannae has been regularly approached by investors inquiring whether an acquisition of CoreLogic, Inc. was imminent.

CERTAIN INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities or a recommendation to buy or sell securities.

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business and political conditions, changes in the financial markets and changes in the conditions resulting from the outbreak of a pandemic such as the novel COVID-19 (“COVID-19”); the overall impact of the outbreak of COVID-19 and measures to curb its spread, including the effect of governmental or voluntary mitigation measures such as business shutdowns, social distancing, and stay-at-home orders; our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; significant competition that our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries; risks associated with our split-off from Fidelity National Financial, Inc., including limitations on our strategic and operating flexibility related to the tax-free nature of the split-off and the Investment Company Act of 1940; and risks and uncertainties related to the success of our externalization.

This press release should be read in conjunction with the risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of Cannae’s Form 10-Q,10-K and other filings with the Securities and Exchange Commission.

Media Contacts
Sloane & Company Dan Zacchei / Joe Germani dzacchei@sloanepr.com / jgermani@sloanepr.com

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